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                                   FORM N-8A

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

             NOTIFICATION OF REGISTRATION PURSUANT TO SECTION 8(A)
                     OF THE INVESTMENT COMPANY ACT OF 1940

  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME OF REGISTRANT: The Travelers Fund UL II for Variable Life Insurance

ADDRESS OF PRINCIPAL BUSINESS OFFICE: One Tower Square, Hartford, CT 06183

TELEPHONE NUMBER: (860) 277-0111

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

    Ernest J. Wright
    Assistant Secretary
    The Travelers Life and Annuity Company
    One Tower Square
    Hartford, CT 06183

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

      [X] Yes [ ] No

  Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Hartford and the State of Connecticut on the 2nd day of November, 1995.

                                         THE TRAVELERS FUND UL II FOR VARIABLE
                                          LIFE INSURANCE

                                                    /s/ Jay S. Fishman
                                         By: __________________________________
                                                      Jay S. Fishman
                                             Vice Chairman and Chief Financial
                                                          Officer
                                              The Travelers Life and Annuity
                                                          Company

Attest:

         /s/ Ernest J. Wright
By: __________________________________
           Ernest J. Wright
          Assistant Secretary

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